As filed with the Securities and Exchange Commission on October 22, 1996
                                                      Registration No. 333-_____



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549

                         FORM S-8 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         BIG FLOWER PRESS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

      DELAWARE                                      13-376-8322
(State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)

                                3 EAST 54TH STREET
                            NEW YORK, NEW YORK  10022
          (Address, including zip code, of principal executive offices)

  BIG FLOWER PRESS HOLDINGS, INC. RESTATED 1993 STOCK AWARD AND INCENTIVE PLAN
                           (Full titles of the plans)

                             MARK A. ANGELSON, ESQ.
                  EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND
                       SECRETARY OF THE BOARD OF DIRECTORS
                         BIG FLOWER PRESS HOLDINGS, INC.
                               3 EAST 54TH STREET
                            NEW YORK, NEW YORK  10022
                                 (212) 521-1621
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                               GREGG A. NOEL, ESQ.
                      SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                       300 SOUTH GRAND AVENUE, SUITE 3400
                         LOS ANGELES, CALIFORNIA  90071
                                 (213) 687-5000

  IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS
PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX. [X]


                                                   CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF             AMOUNT TO BE        PROPOSED MAXIMUM         PROPOSED MAXIMUM         AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED          OFFERING PRICE PER       AGGREGATE OFFERING       REGISTRATION FEE
                                                       SHARE (1)                PRICE (1)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01       1,315,704 shares    $ 13 1/8                 $ 17,268,615             $ 5,232.92
per share
--------------------------------------------------------------------------------------------------------------------------

Rights to purchase Series A
Junior Preferred Stock, par
value $.01 per share                    (2)                 (2)                      (2)                      (2)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low prices reported on the New York Stock Exchange for the Registrant's Common Stock on
     October 18, 1996.

(2) The rights to purchase Series A Junior Preferred Stock of Big Flower initially are attached to and trade with the shares of Big Flower Common Stock being registered hereby. Value attributed to such Rights, if any, is reflected in the market price of Big Flower Common Stock.

REOFFER PROSPECTUS


                                1,315,704 SHARES

                         BIG FLOWER PRESS HOLDINGS, INC.

                                  COMMON STOCK

                              _____________________

       The shares of common stock, par value $.01 per share ("Common Stock"), of Big Flower Press Holdings, Inc., a Delaware corporation ("Big Flower"), offered hereby are owned by certain stockholders of Big Flower (the "Selling Stockholders"). See "Selling Stockholders." Big Flower will not receive any of the proceeds from the sale of the Common Stock offered hereby.

       The Selling Stockholders may sell the Common Stock from time to time
(i) in transactions on the New York Stock Exchange (the "NYSE"); (ii) to or through underwriters or dealers; (iii) directly to one or more other purchasers;
(iv) through agents on a best-efforts basis, or otherwise; or (v) through a combination of any such methods of sale. The Common Stock may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or prices related to such prevailing market prices, or at negotiated prices. To the extent required by law, an accompanying prospectus supplement with respect to the Common Stock offered thereunder will set forth the terms of the offering of such Common Stock, including the name or names of any underwriters, dealers or agents, the purchase price of the Common Stock, any initial public offering price, any applicable underwriting discounts and sales agents' commissions and other items constituting underwriters' or agents' compensation from the Selling Stockholders, and any discounts, concessions or commission allowed or reallowed or paid by any underwriters to other dealers.

       The expenses of this offering will be paid by Big Flower.

       The Common Stock is listed on the NYSE under the trading symbol "BGF." The closing sale price of the Common Stock on the NYSE on October 18, 1996 was $13 1/8 per share.

       SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                              _____________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COM-
                MISSION OR ANY STATE SECURITIES COMMISSION PASSED
                   UPON THE ACCURACY OR ADEQUACY OF THIS PRO-
                       SPECTUS.  ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                              _____________________

             The date of this Reoffer Prospectus is October 22, 1996

                              AVAILABLE INFORMATION

       Big Flower has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the shares of Common Stock offered hereby. This prospectus, which is part of the Registration Statement, which Registration Statement includes the documents incorporated by reference herein (the "Prospectus"), does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

       Big Flower is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by Big Flower with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site that contains such reports, proxy and information statements and other information at http://www.sec.gov.
In addition, such material may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents, heretofore filed by Big Flower with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

       1. The description of Big Flower's capital stock which is contained in Big Flower's Registration Statement on Form 8-A, dated November 14, 1995;

       2. The description of Big Flower's preferred stock purchase rights which is contained in Big Flower's Registration Statement on Form 8-A, dated November 14, 1995, and Form 8-A/A, dated November 29, 1995;

       3. Big Flower's Transition Report on Form 10-K for the transition period from July 1, 1995 to December 31, 1995;

       4. Big Flower's Amendment No. 1 to the Transition Report on Form 10-K/A for the transition period from July 1, 1995 to December 31, 1995, filed on June 24, 1996;

       5. Big Flower's Amendment No. 2 to the Transition Report on Form 10-K/A for the transition period from July 1, 1995 to December 31, 1995, filed on August 27, 1996;

       6.   Big Flower's Current Report on Form 8-K, dated February 1, 1996;

       7.   Big Flower's Current Report on Form 8-K, dated March 14, 1996;

       8.   Big Flower's Current Report on Form 8-K/A dated March 14, 1996;

       9. Big Flower's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

       10. Big Flower's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

       11. Pro Forma Condensed Combined Financial Information, and the related Notes thereto; and PrintCo., Inc. Financial Statements, and the related Notes thereto, as of December 31, 1995 and 1994 and for the years then ended, all of which are contained in Big Flower's and Scanform's Proxy Statement/Prospectus dated September 6, 1996, forming part of Big Flower's Registration Statement on Form S-4, dated September 6, 1996;

       12. Big Flower's Proxy Statement for Annual Meeting of Stockholders filed on October 4, 1996;

       13.  Big Flower's Current Report on Form 8-K, dated October 1, 1996;


       14.  Big Flower's Current Report on Form 8-K/A, dated October 1, 1996;

       15. Scanforms, Inc. and Subsidiary Financial Statements and Financial Statement Schedules, and the related Notes thereto, filed with Scanforms, Inc. Annual Report on Form 10-K for the year ended October 1, 1995; and

       16. Scanforms, Inc. Financial Statements, and the related Notes thereto, filed with Scanforms, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

       The information relating to Big Flower and the Common Stock contained in this Prospectus does not purport to be comprehensive and should be used together with the information in the documents incorporated by reference herein. All documents filed by Big Flower pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       Big Flower will provide a copy of the documents incorporated by reference herein (other than exhibits to such documents) without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request by such person. Requests should be addressed to: Big Flower Press Holdings, Inc., 3 East 54th Street, New York, New York 10022,
Attention:  Mark A. Angelson (telephone number (212) 521-1600).

PROSPECTUS SUMMARY

       THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN, AND INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. UNLESS THE CONTEXT INDICATES OTHERWISE, REFERENCES TO THE "COMPANY" INCLUDE BIG FLOWER AND ITS SUBSIDIARIES. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN "RISK FACTORS" HEREIN, AS WELL AS WITHIN THIS PROSPECTUS GENERALLY. IN ADDITION, WHEN USED IN THIS PROSPECTUS, THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE FLUCTUATIONS IN THE COST OF PAPER AND OTHER RAW MATERIALS USED BY THE COMPANY, CHANGES IN THE ADVERTISING AND PRINTING MARKETS, THE FINANCIAL CONDITION OF THE COMPANY'S CUSTOMERS, THE GENERAL CONDITION OF THE UNITED STATES ECONOMY, AND THE MATTERS SET FORTH IN THIS PROSPECTUS GENERALLY. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO PUBLICLY RELEASE THE RESULTS OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES.

                                   THE COMPANY

       The Company has three principal operating units: Treasure Chest Advertising Company, Inc. ("Treasure Chest"), Laser Tech Color, Inc. ("Laser Tech"), and Webcraft Technologies, Inc. ("Webcraft"). Treasure Chest is a leading producer and marketer of advertising circulars for many large United States retailers and produces TV listing guides, Sunday comics, Sunday magazines and/or special supplements for many widely circulated United States newspapers. Laser Tech is a leading provider of high quality electronic pre-media and conventional graphics services. Webcraft is a market leader in producing and marketing highly customized direct mail and other advertising products, and the Company believes Webcraft is the largest in-line direct mail producer in the United States. Although each of the Company's operating units provide a variety of services to its customers, the majority of each operating unit's business is comprised of providing advertising and marketing-related information services.

       Treasure Chest, established in 1967, was one of the first companies to produce and market advertising circulars in the United States. In 1982, Treasure Chest expanded its business with the introduction of newspaper TV listing guides and Sunday comics. Treasure Chest was acquired by Big Flower in August 1993. In April 1994, Treasure Chest acquired KTB Associates, Inc. ("KTB") and Retail Graphics Holdings Company ("Retail Graphics"), increasing its net sales in its fiscal year ended June 30, 1994 by more than 36% on a pro forma basis. In calendar 1995, the Company produced more than 22.4 billion advertising circulars, 1.5 billion Sunday comics and 616 million newspaper TV listing guides.

       On November 22, 1995, Big Flower consummated an initial public offering (the "IPO") of 6,724,688 shares of its Common Stock, of which 5,500,000 shares were sold by Big Flower and 1,224,688 shares were sold by selling stockholders. The net proceeds of the IPO to the Company, approximately $80.3 million, plus approximately $184.0 million which was borrowed under a new $350 million revolving credit facility (the "New Credit Agreement"), were used to (i) repay all amounts outstanding under the Company's prior bank credit agreement, (ii) redeem or repurchase approximately $63.3 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2003 of Big Flower Press, Inc. ("BFP") (which was merged with and into the Company upon the consummation of the IPO) at a purchase price of approximately $71.2 million, (iii) terminate the Company's interest rate swap agreements for a price of approximately $2.6 million, (iv) repurchase all the outstanding shares of BFP's Series A Preferred Stock at a purchase price of approximately $22.1 million, (v) redeem and repurchase all $76.5 million aggregate principal amount of the Company's 13 1/2% Senior Discount

Notes due 2004 at a price of approximately $59.1 million, and (vi) repurchase all $18.5 million aggregate principal amount of the Company's 11% Debentures due 2005 at a purchase price of approximately $19.3 million.

       In November 1995, the Company acquired Laser Tech, a leading provider of high quality electronic pre-media and conventional graphics services to advertising agencies, retailers, magazine publishers, and consumer products companies. Laser Tech provides a full range of electronic pre-media services and digital advertising services including illustration, design, digital photographic capture, data warehousing and retrieval and on-site facilities management.

       In March 1996, the Company acquired Webcraft, which has leading market positions in such specialty product markets as highly customized direct mail, fragrance samplers, promotional stamps and scratch-off lottery tickets. Webcraft's non-specialty products include enhanced envelopes and government forms.

       On October 1, 1996, Treasure Chest acquired PrintCo., Inc. ("Printco"), a producer of newspaper advertising inserts, TV listing guides and other newspaper products. Printco is headquartered in Greenville, Michigan, and offers printing, finishing and pre-media services to a variety of customers.


       On October 4, 1996, a wholly-owned subsidiary of the Company merged with Scanforms, Inc. ("Scanforms"), a full-service provider of direct mail advertising with in-house forms manufacturing, laser and impact computer personalization, bindery and mailing services. Scanforms' special capabilities include up to ten color web heatset four color process printing, hot foil stamping and embossing, die cutting, pressure sensitive labeling, tipped on plastic and paper cards and remoist gluing.


       October 7, 1996, Laser Tech acquired Pacific Color Connection, Inc. ("Pacific Color"), a provider of digital pre-media services for the advertising and retail industries. Earlier this year, Pacific Color launched two new businesses, Innerlogic, an internet group, and Big Color, a large format advertising products group which services the outdoor advertising industry.

       On March 21, 1996, Big Flower's Board of Directors elected to change the Company's fiscal year from a 12-month period ending June 30th to a calendar year.

       Big Flower is a Delaware corporation with its principal executive offices at 3 East 54th Street, New York, New York 10022; telephone (212) 521-1600.

                                  THE OFFERING

Common Stock offered . . . . . . . . .   1,315,704(1) shares
Common Stock outstanding . . . . . . .   14,715,745(2) shares
Use of proceeds. . . . . . . . . . . .   Big Flower will not receive any
                                         proceeds from the offering of Common
                                         Stock hereby (the "Offering")
New York Stock Exchange Symbol . . . .   "BGF"
____________________

(1) Includes 736,559 shares which may be issued upon exercise of existing options.

(2) Does not include 3,484,114 shares of Common Stock reserved for issuance under Big Flower's Restated 1993 Stock Award and Incentive Plan (the "Plan"), of which options (the "Options") to purchase 1,270,582 shares of Common Stock have been granted, of which 289,047 Options are presently exercisable.

                            THE SELLING STOCKHOLDERS

       The Selling Stockholders are or were officers, members of management and other key employees of the Company (including surviving spouses thereof), and directors of Big Flower, who have purchased shares of Common Stock and/or have been granted Options under the Plan.

RISK FACTORS

       An investment in the Common Stock involves significant risks that a potential investor should carefully consider. See "Risk Factors."

                                  RISK FACTORS

       Prospective purchasers of the Common Stock should carefully review the information contained elsewhere in, and incorporated by reference into, this Prospectus and should particularly consider the following matters.

COMPETITION

       Although commercial printing in the United States remains highly fragmented, recent technological developments and over-capacity in the printing industry have increased industry consolidation and competitive pressures. The Company believes the major competitive elements in the printing business, as well as the Company's principal methods of competition, are pricing, quality, timeliness of delivery and customer service. Pricing is dependent in large part upon the prices of paper and ink, which are the major components of the Company's product. Pricing is also influenced by shipping costs, operating efficiencies and the Company's ability to control costs. See - "Raw Materials-Paper."

       The advertising circular industry is highly fragmented, and Treasure Chest competes with numerous regional and local printers for the printing of advertising circulars. Treasure Chest also competes for national accounts with several large printers, some of which have greater resources than the Company. In addition, Treasure Chest's products compete with television, radio and other forms of print media. Treasure Chest has one major competitor in the printing of Sunday comics in the United States which is Sullivan Graphics, a division of Sullivan Communications Incorporated, although numerous newspapers print their own Sunday comics. Treasure Chest's newspaper TV listing guides, Sunday magazine and newspaper supplement operations also face strong competition both from other printers and newspapers. Treasure Chest's major competitors are R.R. Donnelley & Sons Company, Quebecor Printing Corporation and Sullivan Communications Incorporated.

       In the electronic pre-media services market, Laser Tech's major competitors are Applied Graphic Technologies, Inc., Wace USA and Schawk Graphics. Like commercial printing, the pre-media industry is highly fragmented and undergoing a period of consolidation. Pre-media manufacturing requires high degrees of color management expertise applied to very large image data files. The acceleration of digital manufacturing methodologies has necessitated greater data processing expertise, as well as comparatively greater capital expenditure.

       Webcraft competes with a number of different firms in each of its principal lines of business. The primary competitive factors in its specialty market are quality, flexibility, service, timeliness of delivery and price. However, in certain non-specialty markets, such as the enhanced envelope and government printing markets, price is often the dominant factor. In the personalized direct mail market Webcraft's major competitors are Response Graphics, a division of Moore Business Forms, Inc., and Communicolor, a division of Wallace Computer Services Inc. Lottery contracts are awarded to printers through a competitive bidding process based on preset criteria including product, security plan and features, experience, service, quality and price. There can be no assurance that the lottery contracts the Company currently has will be extended once their term has expired. In the lottery market, Webcraft's major competitors are Scientific Games, Inc., Dittler Brothers, Inc. and British American Bank Note. In the fragrance sampler market, Webcraft believes that its major competition is Arcade, Inc.

RAW MATERIALS -- PAPER

       The Company's results of operations are significantly impacted by the cost of paper, and the ability of the Company to pass along any increases in the cost of paper to its customers. During the twelve months ended June 30, 1995, the Company experienced substantial increases in the cost of its paper but was able to effectively pass on the paper cost increases to its customers. In early 1996, reduced demand has made certain grades of paper more readily available, which has resulted in paper price decreases with respect to such grades. To the extent that there are future paper cost increases and the Company is not able to pass such increases to its customers or its customers reduce the size of their print advertising programs, the Company's results of operations could be materially adversely affected.

       Moreover, any loss of the sources for paper supply or any disruption in such sources' business or failure by them to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials which could have a material adverse effect on the Company's results of operations. Although the Company actively manages its paper supply and has established strong relationships with its suppliers, which include many of the leading paper companies in North America, there can be no assurance that the Company's sources of supply for its paper will be adequate or, in the event that such sources are not adequate, that alternative sources can be developed in a timely manner.

ENVIRONMENTAL REGULATION


       The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes, and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous substances (together, "Environmental Laws").

       The Company uses certain substances and generates certain wastes that are regulated or may be deemed hazardous under applicable Environmental Laws. From time to time, operations of the Company have resulted or may result in certain non-compliance with applicable requirements under the Environmental Laws. However, the Company believes, based on currently available information, that any such non-compliance under current Environmental Laws would not have a material adverse effect on the Company's results of operations and financial condition. However, there can be no assurance that such matters will not ultimately have such an effect.

       The Company's acquisition of Webcraft resulted in certain obligations under the New Jersey Industrial Site Recovery Act, formerly known as the Environmental Cleanup Responsibility Act (together, "ISRA"), which is triggered by the transfer of industrial property. For all but three sites, the New Jersey Department of Environmental Protection ("NJDEP") approved the transfer of Webcraft's facilities without requiring any further investigatory or cleanup work under ISRA. At two sites, Webcraft and the NJDEP agreed that Webcraft would continue to maintain financial guarantees that were previously established pursuant to ISRA (in the amount of $100,000 for one facility and $1,000,000 for the second), continue site investigations that were already underway, and institute remediation measures as appropriate, based on its investigations. At the third site, Webcraft established a nominal financial guarantee which the Company believes will be sufficient to cover the costs of investigating and remediating any contamination discovered there. The Company has obtained an indemnification from the selling shareholders of Webcraft for certain costs resulting from pre-existing conditions pertaining to Webcraft, including but not limited to environmental matters. This indemnification is subject to certain limitations, including threshold requirements and a maximum liability cap of $4.8 million. With respect to Webcraft's ISRA obligations, the Company believes, based on the indemnification agreement, as well as potential contribution from a third party for contamination at one such site, and existing cost estimates for all such sites, that its liability for such matters will not have a material adverse effect on the Company's consolidated financial position or results of operations. However, there can be no assurance that such matters will not ultimately have such an effect.

       Treasure Chest and Webcraft have been identified as potentially responsible parties ("PRPs") for the cleanup of contamination resulting from disposals of hazardous waste pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund") and analogous state laws. Courts have interpreted CERCLA to impose strict, joint and several liability upon all persons liable for response costs at a cleanup site if the harm at the site is indivisible. This generally means that each responsible party could be held liable for the entire costs of the necessary response actions at a Superfund site. As a practical matter, however, at sites where there are multiple PRPs for a cleanup, the costs of cleanup typically are allocated, according to a volumetric or other standard, among the parties. CERCLA also provides that responsible parties generally may seek contribution for the costs of cleaning up a site from other responsible parties. Thus, if one party is required to clean up an entire site, that party can seek reimbursement or recovery of such costs from other responsible parties.

       Treasure Chest has been identified as a PRP at two sites pursuant to CERCLA, and one additional site pursuant to analogous state laws, to which sites Treasure Chest, among others, sent waste in the past. Treasure Chest believes that, with respect to one site, its liability will not be material, and the Company has established a nominal reserve to cover any such liability. With respect to the other two sites, Treasure Chest believes that it is, or may be responsible for a very minor portion, if any, of the total cleanup costs at each such site. As a result, based on a review of the data available to the Company regarding each such site, including the number and viability of other PRPs, the minor volumes of waste which Treasure Chest is alleged to have contributed, the range of likely cleanup costs, and a comparison of Treasure Chest's alleged liability at each such site to settlements previously reached by Treasure Chest in similar cases, the Company believes that such matters will not result in liabilities or expenditures that will have a material adverse effect on the Company's consolidated financial position or results of operations. Nonetheless, because neither the final total cleanup costs at each of the remaining sites have been ascertained nor Treasure Chest's final proportionate share determined, there can be no assurance that such matters, or any similar liabilities that arise in the future, will not ultimately have such an effect.

       Webcraft has been identified as a PRP at one site pursuant to CERCLA and analogous state law, to which site Webcraft, among others, sent waste in the past. Based on the minor volumes of waste which Webcraft is alleged to have contributed, the range of likely cleanup costs, and the indemnification agreement between the Company and the selling shareholders of Webcraft, the Company believes that this matter will not result in liabilities or expenditures that will have a material adverse effect on the Company's consolidated financial position or results of operations. However, because neither the final total cleanup costs at this site have been ascertained nor Webcraft's final proportionate share determined, there can be no assurance that such matters, or any similar liabilities that arise in the future, will not ultimately have such an effect. In addition, in 1990, the United States Environmental Protection Agency (the "EPA") identified Webcraft as a PRP, among others, pursuant to CERCLA for regional groundwater contamination in the vicinity of Webcraft's Chalfont, Pennsylvania facility. Webcraft responded to the EPA notice disclaiming any responsibility for such contamination. As of the present time, Webcraft has heard nothing further from the EPA regarding this matter. Based on an indemnification agreement with the prior site owner, as well as the indemnification agreement with the selling shareholders of Webcraft, the Company believes that its liability, if any, at this site will not be material. However, there can be no assurance that this matter will not ultimately have such an effect.

HIGH LEVEL OF INDEBTEDNESS

       In connection with the acquisitions of Treasure Chest, KTB, Retail Graphics, Laser Tech and Webcraft (the "Transactions"), Big Flower incurred a significant amount of indebtedness. At June 30, 1996, Big Flower's indebtedness was approximately $384.6 million and its total stockholders' equity was approximately $77.2 million. Subsequent to June 30, 1996, Big Flower borrowed an additional $4.5 million, $50.7 million and $20.5 million to fund its acquisitions (including repayment of debt) of Scanforms, Printco and Pacific Color, respectively. In addition, the Company has significant commitments under operating leases and approximately $75 million was outstanding under Big Flower's securitized financing whereby certificates secured by Big Flower's receivables were originally purchased by Bankers Trust Company and Credit Suisse. See note 11 of the notes to consolidated financial statements of Big Flower relating to future lease commitments. At June 30, 1996, the Company had approximately $149.5 million of borrowing capacity for acquisitions, working capital and capital expenditures under its loan agreement. In addition, the Company could incur additional indebtedness, which amounts could be significant, in connection with any future acquisitions. The level of the Company's indebtedness could have important consequences to stockholders, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the printing industry and economic conditions generally; and (iv) the Company is subject to restrictions on the ability of the Company to pay dividends. Certain of the Company's competitors currently operate on a less leveraged basis, and have significantly greater operating and financing flexibility, than the Company.

CONTROL

       R. Theodore Ammon (Chairman of the Board of Big Flower) and Apollo Big Flower Partners, L.P. ("Apollo") beneficially own approximately 15.2% and 30.4%, respectively, of the outstanding Common Stock, excluding in such calculations 1,738,692 shares of non-voting Class B Stock, which under certain circumstances is convertible into Common Stock. As a result of such ownership and certain provisions of Big Flower's Restated Certificate of Incorporation (the "Certificate"), Amended and Restated Bylaws (the "Bylaws"), and the Shareholders Rights Plan (the "Rights Plan"), Mr. Ammon and Apollo could have the ability to effectively control the Company. See "--Anti-takeover Effects of Provisions of the Restated Certificate of Incorporation, Bylaws and Rights Plan."

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND RIGHTS PLAN

       Certain provisions of the Certificate and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. Among other things, these provisions (i) classify the Company's Board of Directors into three classes, each of which will serve for different three-year periods, (ii) provide that only the Board of Directors or certain members thereof or officers of the Company may call special meetings of the stockholders, (iii) eliminate the ability of the stockholders to take any action without a meeting, and (iv) provide for an 85% supermajority vote of holders of Common Stock to remove directors (who may be removed only for cause) and to amend such provisions or the Bylaws. In addition, the Bylaws establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. The Company has also adopted a Rights Plan designed to prevent any person or group from acquiring beneficial ownership of 15% or more of the Common Stock without the prior approval of the Company's Board of Directors.

                                 USE OF PROCEEDS

       Big Flower will not receive any proceeds from the Offering.

                              SELLING STOCKHOLDERS

       The Selling Stockholders are or were officers, members of management and other key employees of the Company (including surviving spouses thereof), and directors of Big Flower, who have purchased shares of Common Stock and/or have been granted Options under the Plan. There are currently an additional 1,328,213 shares of Common Stock reserved under the Plan for issuance.

       The following table sets forth certain information concerning the shares of Common Stock offered by this Prospectus:

                                       Beneficially
                                       ------------
                                           Owned        Shares Subject
                                           -----        --------------
     Name of Selling Stockholder          Shares          to Options
     --------------------------           ------          -----------

     R. Theodore Ammon                      --            300,000 (1)

     Robert S. Andrews                     10,725           6,221 (2)

     William F. Brickman                   14,157           8,211 (3)

     James D. Brodowski                     4,290           2,489 (4)

     Donald R. Brueckner                   29,172          16,920 (5)

     Donald L. Brumfield                   21,450          12,441 (6)

     William J. Bryant                     14,157           8,211 (7)

     Bruce E. Cimino                        3,003           1,742 (8)

     Danny Coffee                          10,725           6,221 (9)

     Ms. Kenneth B. Erickson               56,627          32,844(10)

     David E. Glick                        42,899          24,882(11)

     C. Byron Hyde                          8,580           4,977(12)

     Steven R. Kubalik                      8,580           4,977(13)

     Roger L. Lemieux                      14,157           8,211(14)

     Landis M. MacIntosh                   21,450          12,441(15)

     Robert E. Mason, Jr.                  27,885          16,173(16)

     Thomas J. McGrath                     14,157           8,211(17)

     Roger G. McGregor                     14,157           8,211(18)

     John F. Nelson                        10,725           6,221(19)

     Richard B. Olerich                    56,627          32,844(20)

     Robert D. Palmquist                   10,725           6,221(21)

     Rich P. Post                           2,574           1,493(22)


     James Renziehausen                    14,157           8,211(23)

     Peter A. Ribaudo                      21,450          12,441(24)

     Donald E. Roland                      89,659          52,003(25)

     Larry A. Santillo                      1,716             996(26)

     Sanford G. Scheller                      --          100,646(27)

     William E. Swanson                    18,018          10,451(28)

     Gary A. Whitmer                        6,006           3,484(29)

     John R. Wills                          2,145           1,245(30)

     Thomas R. Zimmer                      29,172          16,920(31)
                                          -------         -------

           Total                          579,145         736,559

_______________

(1)    The Options are subject to vesting over the next three years.
(2) Includes Options to purchase 2,488 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(3) Includes Options to purchase 3,284 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(4) Includes Options to purchase 996 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(5) Includes Options to purchase 6,768 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(6) Includes Options to purchase 4,976 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(7) Includes Options to purchase 3,284 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next two years.
(8) Includes Options to purchase 697 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(9) Includes Options to purchase 2,488 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(10) Includes Options to purchase 13,138 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(11) Includes Options to purchase 9,953 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(12) Includes Options to purchase 1,991 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(13) Includes Options to purchase 1,991 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(14) Includes Options to purchase 3,284 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(15) Includes Options to purchase 2,488 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next two years.
(16) Includes Options to purchase 6,469 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(17) Includes Options to purchase 3,284 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.

(18) Includes Options to purchase 3,284 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(19)   All options are presently exercisable.
(20) Includes Options to purchase 13,138 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(21) Includes Options to purchase 2,488 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(22) Includes Options to purchase 597 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(23) Includes Options to purchase 3,284 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(24) Includes Options to purchase 4,976 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(25) Includes Options to purchase 20,801 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(26) Includes Options to purchase 398 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(27) Includes Options to purchase 67,098 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next month.
(28) Includes Options to purchase 4,180 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(29) Includes Options to purchase 1,394 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(30) Includes Options to purchase 498 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.
(31) Includes Options to purchase 6,768 shares of Common Stock which are presently exercisable, and the remainder of Options are subject to vesting over the next three years.

                              PLAN OF DISTRIBUTION


       The Selling Stockholders may offer the Common Stock from time to time following effectiveness of the registration statement of which this Prospectus constitutes a part. The Selling Stockholders may sell the Common Stock (i) in transactions on the NYSE; (ii) to or through underwriters or dealers; (iii) directly to one ore more other purchasers; (iv) through agents on a best-efforts basis; or (v) through a combination of any such methods of sale. The Common Stock may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale or prices related to such prevailing market prices, or at negotiated prices.

       To the extent required by law, an accompanying prospectus supplement with respect to the Common Stock offered thereunder will set forth the terms of the offering of such Common Stock, including the name or names of any underwriters, dealers or agents, the purchase price of the Common Stock, any initial public offering price, any applicable underwriting discounts and sales agents' commissions and other items constituting underwriters' or agents' compensation from the Selling Stockholders, and any discounts, concessions or commission allowed or reallowed or paid by any underwriters to other dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or price to brokers or dealers may be changed from time to time. Any discounts or commissions received by underwriters, brokers or agents and any profits on the resale of the Common Stock by them may be deemed to be underwriting discounts and commissions under the Act. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase the Common Stock will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such Common Stock, if any shares are purchased.
Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

       Brokers, agents and dealers participating in the sale of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act.


                                  LEGAL MATTERS

       Certain legal matters with respect to the shares of the Common Stock offered hereby have been passed upon for Big Flower by Skadden, Arps, Slate, Meagher & Flom, Los Angeles, California.


                                     EXPERTS

       The consolidated financial statements of Big Flower and Treasure Chest and the related consolidated financial statement schedules for the year ended December 31, 1995 included in Big Flower's Transition Report on Form 10-K for the transition period from July 1, 1995 to December 31, 1995 and incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, appearing therein and incorporated by reference herein. Such consolidated financial statements and related financial statement schedules are incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of Webcraft at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995 included in Big Flower's Current Report on Form 8-K reporting an event on March 14, 1996 which is incorporated by reference herein have been audited by Ernst &

Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated therein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

       The consolidated financial statements and consolidated financial statement schedule of Scanforms at October 1, 1995, and for each of the three years in the period ended October 1, 1995, included in Scanforms Annual Report on Form 10-K for the year ended October 1, 1995 which is incorporated by reference herein, have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

       The financial statements of PrintCo., Inc. as of December 31, 1995 and 1994 and for the years then ended appearing in Big Flower's and Scanforms' Proxy Statement/Prospectus dated September 6, 1996, which financial statements are incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



       No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by Big Flower. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Big Flower since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.


                                ----------------


                                TABLE OF CONTENTS
                                                                            Page

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . . . . 1
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13



                                1,315,704 SHARES




                         BIG FLOWER PRESS HOLDINGS, INC.




                                  COMMON STOCK




                               ------------------

                                   PROSPECTUS

                               ------------------







                               ------------------


                                October 22, 1996



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-8

     PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, heretofore filed by Big Flower Press Holdings, Inc. ("Big Flower" or "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference, except as superseded or modified herein:

      1. The description of Big Flower's capital stock which is contained in Big Flower's Registration Statement on Form 8-A, dated November 14, 1995;

      2. The description of Big Flower's preferred stock purchase rights which is contained in Big Flower's Registration Statement on Form 8-A, dated November 14, 1995, and Form 8-A/A, dated November 29, 1995;

      3. Big Flower's Transition Report on Form 10-K for the transition period from July 1, 1995 to December 31, 1995;

      4. Big Flower's Amendment No. 1 to the Transition Report on Form 10-K/A for the transition period from July 1, 1995 to December 31, 1995, filed on June 24, 1996;

      5. Big Flower's Amendment No. 2 to the Transition Report on Form 10-K/A for the transition period from July 1, 1995 to December 31, 1995, filed on August 27, 1996;

      6.  Big Flower's Current Report on Form 8-K, dated February 1, 1996;

      7.  Big Flower's Current Report on Form 8-K dated March 14, 1996;

      8.  Big Flower's Current Report on Form 8-K/A, dated March 14, 1996;

      9. Big Flower's Current Report on Form 8-Q, for the quarter ended March 31, 1996;

      10. Big Flower's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

      11. Pro Forma Condensed Combined Financial Information, and the realted Notes thereto; and PrintCo., Inc. Financial Statements, and the related Notes thereto, as of December 31, 1995 and 1994 and for the years then ended, all of which are contained in Big Flower's and Scanform's Proxy Statement/Prospectus dated September 6, 1996, forming part of Big Flower's Registration Statement on Form S-4, dated September 6, 1996;

      12. Big Flower's Proxy Statement for its Annual Meeting of
          Stockholders filed on October 4, 1996;

      13. Big Flower's Current Report on Form 8-K, dated October 1, 1996;


      14. Big Flower's Current Report on Form 8-K/A, dated October 1,
          1996;

      15. Scanforms, Inc. and Subsidiary Financial Statements and Financial Statement Schedules, and the related Notes thereto, filed with Scanforms, Inc. Annual Report on Form 10-K for the year ended October 1, 1995; and

      16. Scanforms, Inc. Financial Statements, and the related Notes thereto, filed with Scanforms, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 1996

      All documents filed by Big Flower pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


ITEM 4.        DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.


ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law ("Delaware GCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's Restated Certificate of Incorporation and Amended and Restated Bylaws (the "Bylaws") provide that the Registrant shall indemnify its directors and such of its officers, employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by Section 145 of the Delaware GCL.

      Section 102 of the Delaware GCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's

Restated Certificate of Incorporation and Bylaws include a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of fiduciary duty.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

      On November 5, 1993, certain officers, members of management and key employees of Treasure Chest Advertising Company, Inc. ("Treasure Chest") purchased from the Registrant an aggregate of 400,000 shares of Class C Common Stock (the "Class C Stock") and 232,000 options to purchase shares of Class C Stock (the "Options") for an aggregate purchase price of $2,000,000, of which $828,500 was borrowed from Treasure Chest. The Class C Stock and Options issued were exempt from registration pursuant to Section 4(2) of the Act.

ITEM 8.   EXHIBITS.

Exhibit No.    Description
-----------    -----------

      4.1      Restated Certificate of Incorporation of the Registrant. (1)

      4.2 Certificate of Designation, Preferences and Rights of Series A Junior Preferred Stock of the Registrant. (1)

      4.3 Rights Agreement, dated November 28, 1995, between the Registrant and The Bank of New York, as rights agent. (1)

      4.4      Amended and Restated Bylaws of the Registrant. (1)

      4.5      Specimen of temporary Common Stock certificate of the Registrant.
               (2)

      4.6 Big Flower Press Holdings, Inc. Restated 1993 Stock Award and Incentive Plan. (3)

      4.7 Amendment No. 1 to Big Flower Press Holdings, Inc.'s Restated 1993 Stock Award and Incentive Plan. (1)

      5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom.

      23.1     Consent of Deloitte & Touche LLP.

      23.2     Consent of Ernst & Young LLP.

      23.3     Consent of Grant Thornton LLP.

      23.4     Consent of Arthur Andersen LLP.

      23.5 Consent of Skadden, Arps, Slate, Meagher & Flom (included in their opinion filed as Exhibit 5.1).
_________________

(1) Incorporated by Reference to Big Flower Press Holdings, Inc., Form 10-Q, for the quarter ended December 31, 1995 (File #1-14084).

(2) Incorporated by Reference to Big Flower Press Holdings, Inc., Form S-8, as filed on March 8, 1996 (File #333-2152).

(3) Incorporated by Reference to Big Flower Press Holdings, Inc., Form 10-K, for the fiscal year ended June 30, 1995 (File #33-79406).

ITEM 9.   UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 18 day of October 1996.

                                BIG FLOWER PRESS HOLDINGS, INC.


                                By:/s/ R. Theodore Ammon
                                   ___________________________
                                   R. Theodore Ammon
                                   Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes R. Theodore Ammon and/or Mark A. Angelson with full power of substitution, to file one or more amendments, including post-effective amendments, to this registration statement, which amendments may make such changes as R. Theodore Ammon and/or Mark A. Angelson deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints R. Theodore Ammon and/or Mark A. Angelson acting individually, with full power of substitution, as Attorney-in-Fact to execute his name and on his behalf to file any such amendments to this registration statement.


Signature                   Title                    Date
---------                   -----                    ----
/s/ R. Theodore Ammon
_________________________   Chairman of the Board    October 18, 1996
    R. Theodore Ammon       (Principal Executive
                            Officer; Principal
                            Financial Officer and
                            Principal Accounting
                            Officer)
/s/ Leon D. Black
_________________________   Director                 October 18, 1996
      Leon D. Black
/s/ Peter G. Diamandis
_________________________   Director                 October 18, 1996
    Peter G. Diamandis
/s/ Joan D. Manley
_________________________   Director                 October 18, 1996
      Joan D. Manley
/s/ Newton N. Minow
_________________________   Director                 October 18, 1996
     Newton N. Minow
/s/ Edward T. Reilly
_________________________   Director                 October 18, 1996
     Edward T. Reilly
/s/ Sanford G. Scheller
_________________________   Director                 October 18, 1996
   Sanford G. Scheller


/s/ Edward M. Yorke
_________________________   Director                 October 18, 1996
     Edward M. Yorke

                                  EXHIBIT INDEX

 Exhibit No.  Exhibit Description                                   Page Number
 -----------  -------------------                                   -----------
     4.1      Restated Certificate of Incorporation of the
              Registrant. (1)


     4.2 Certificate of Designation, Preferences and Rights of Series A Junior Preferred Stock of the Regis-trant. (1)

     4.3 Rights Agreement, dated November 28, 1995, between the Registrant and The Bank of New York, as rights agent. (1)

     4.4      Amended and Restated Bylaws of the Registrant. (1)

     4.5 Specimen of temporary Common Stock certificate of the Registrant. (2)

     4.6      Big Flower Press Holdings, Inc. Restated 1993 Stock
              Award and Incentive Plan. (3)

     4.7 Amendment No. 1 to Big Flower Press Holdings, Inc.'s Restated 1993 Stock Award and Incentive Plan. (1)

     5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom.

     23.1     Consent of Deloitte & Touche LLP.

     23.2     Consent of Ernst & Young LLP.

     23.3     Consent of Grant Thornton LLP.

     23.4     Consent of Arthur Andersen LLP

     23.5     Consent of Skadden, Arps, Slate, Meagher & Flom
              (included in their opinion filed as Exhibit 5.1).

__________________

(1) Incorporated by Reference to Big Flower Press Holdings, Inc., Form 10-Q, for the quarter ended December 31, 1995 (File #1-14084).

(2) Incorporated by Reference to Big Flower Press Holdings, Inc., Form S-8, as filed on March 8, 1996 (File #333-2152).

(3) Incorporated by Reference to Big Flower Press Holdings, Inc., Form 10-K, for the fiscal year ended June 30, 1995 (File #33-79406).





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